BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Liberty Star Uranium & Metals Corp. Entity or Nevada Business Identification Number (NVID): C22773-2001
2. Document:	Name of document with inaccuracy or defect: CERTIFICATE OF DESIGNATION
3. Filing Date:	Filing date of document which correction is being made: 06/19/2020
4. Description:	Description of inaccuracy or defect: Incorrect documents attached
5. Correction:	Correction of inaccuracy or defect: Correct document attached
6. Signature: (Required)	X [signature] Signature 7.10.2020 Date

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION
OF
CLASS A COMMON STOCK
OF
LIBERTY STAR URANIUM & METALS CORP

Liberty Star Uranium & Metals Corp., a Nevada corporation (the "Corporation"), hereby establishes, in accordance with the provisions of the Nevada Revised Statutes and the Corporation's Articles of Incorporation, as amended, the rights, preferences and privileges of the Corporation's Class A Common Stock (the "Class A Common Stock"), which shall consist of a total of 100,000,000 shares.

1. **DESIGNATION AND AMOUNT.** The shares of such series shall be designated Class A Common Stock and the number of shares constituting such series shall be 100,000,000.

2. **VOTING.** The holder of each issued and outstanding share of Class A Common Stock shall be entitled to 200 votes for each such share of Class A Common Stock. The holders of Class A Common Stock shall vote, together with the holders of Common Stock of the Company, to elect all members of the Board of Directors. The holders of Class A Common Stock shall not be compelled to cast such votes in favor or against any matter except as determined by the holder of such shares in that holder's sole and exclusive discretion. Each holder of shares of Class A Common Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Company, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with the holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote of the holders of Class A Common Stock.

3. **DIVIDENDS.** Holders of Class A Common Stock shall be entitled to receive dividends if and when and to the same extent that dividends are declared and paid on shares of Common Stock.

4. **CERTAIN ADJUSTMENTS.** The Company shall not, at any time while any shares of Class A Common Stock are issued and outstanding: (A) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock , (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, unless provision is made by the Company to make equivalent dividend payments with respect to, or equivalent changes to (by way of subdivision, combination or reclassification, as applicable) the outstanding shares of Class A Common Stock.

5. **LIQUIDATION RIGHTS**. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, holders of Common Stock and Class A Common Stock will be entitled to receive ratably, on a pari passu basis, all assets of the Company available for distribution to its shareholders.

6. **RESTRICTIONS ON OWNERSHIP.** Only persons who are current members of the Company's Board of Directors may own or hold shares of Class A Common Stock. Accordingly, (i) any issuance or attempted issuance of shares of Class A Common Stock to persons other than persons who are current members of the Company's Board of Directors shall be deemed null and void, (ii) no person who is a holder of shares of Class A Common Stock may sell or transfer such shares to any person other than a member of the Company's Board of Directors current at the time of such proposed sale or transfer and any attempted sale or transfer of such shares to a person other than a current member of the Company's Board of Directors shall be null and void, and (iii) issued and outstanding shares of Class A Common Stock shall automatically, and without further action on the part of the Company or the holder of such shares, be exchanged for shares of Common Stock of the Company on a 1:1 basis in the event and at the time that the holder of such shares desires to sell or transfer his or her ownership interest in the Company or in the event such holder ceases to be a member of the Company's Board of Directors for any reason including but not limited to, death, resignation or removal.

7. **ISSUANCE PRICE**. The offering price and consideration to be received by the Company for any issuance of shares of Class A Shares shall be determined by, and shall be equal to, the volume-weighted average price of the common stock of the Company on the OTC Market for the four days immediately preceding the date of issuance of such Class A Shares.